Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS FIRST QUARTER EARNINGS

Earnings per share of 4 cents;

Revenue growth of 22% over the first quarter last year

LOS ALTOS, Calif. – APRIL 14, 2005 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported financial results for the first quarter of 2005. Earnings per share for the quarter were 4 cents, compared to 7 cents in the first quarter last year and 6 cents in the previous quarter. Net income for the first quarter was $4.4 million (11% of revenue), compared to $8.3 million in the first quarter last year and $6.5 million in the previous quarter. Revenue for the first quarter was $39.6 million, up 22% over the first quarter last year and up 3% from the previous quarter.

“Delivering record quarterly revenue is a great way to start the year,” said Harold Hughes, chief executive officer at Rambus. “In addition, we made significant progress on a number of fronts this quarter, including signing new patent license agreements with Infineon and NEC Electronics. We also witnessed the strong validation of our technology by both our XDRTM and FlexIOTM high-speed interfaces being incorporated into the revolutionary Cell processor. And we continued to demonstrate leadership in innovation with our micro-threading technology for DRAM memory, which promises to make significant contributions to graphics performance in future computing and consumer electronics applications.”

First quarter results reflected $6.6 million in contract revenues, up 30% over the first quarter last year and up 9% from the previous quarter. This increase primarily reflects revenues from contracts signed in 2003 for XDR memory and FlexIO interface technologies. First quarter results include $33.0 million in royalties, up 20% over the first quarter last year and up 1% from the previous quarter. The increase in royalties over the first quarter last year primarily reflects an increase in SDRAM and DDR royalties.

Total costs and expenses were $34.7 million compared with $23.9 million in the first quarter last year and $29.0 million last quarter. $7.0 million of the increase over the first quarter of last year, and $3.7 million of the increase over the previous quarter, was due to litigation expense. The remaining increases were primarily related to increased staffing and compensation costs to support current

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and future business opportunities.

Cash, cash equivalents and marketable securities increased $224 million to $460 million since December 31, 2004. This increase was primarily a result of proceeds from the issuance and sale of $300 million in zero coupon senior convertible notes due February 1, 2010, $75 million of which was used to repurchase 4.1 million shares of common stock during the quarter, as previously reported.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 888-203-1112 and the ID number is 5446227. For international callers, the number is 719-457-0820. The replay will be available on our website beginning at 5:00 p.m. PDT today.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina; Bangalore, India; Taipei, Taiwan; and Tokyo, Japan. Additional information is available at www.rambus.com.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Revenues:
Contract revenues	$6,600	$6,038	$5,079
Royalties	33,011	32,571	27,462

Total revenues	39,611	38,609	32,541

Costs and expenses:
Cost of contract revenues	5,603	5,512	5,234
Research and development	8,591	8,430	7,427
Marketing, general & administrative	9,358	7,608	7,030
Litigation expense	11,140	7,470	4,178

Total costs and expenses	34,692	29,020	23,869

Operating income	4,919	9,589	8,672
Interest and other income, net	2,129	916	4,104

Income before income taxes	7,048	10,505	12,776
Provision for income taxes	2,608	3,962	4,471

Net income	$4,440	$6,543	$8,305

Net income per share – basic	$0.04	$0.06	$0.08

Net income per share – diluted	$0.04	$0.06	$0.07

Shares used in per share calculations:
Basic	100,280	102,380	100,966
Diluted	105,913	109,017	111,198

RAMBUS INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$208,021	$48,310	$63,084
Marketable securities	96,802	89,483	47,430
Accounts receivable	3,596	1,435	790
Prepaid and deferred taxes	13,710	13,861	12,731
Prepaids and other current assets	4,009	4,094	4,850

Total current assets	326,138	157,183	128,885

Property and equipment, net	18,130	17,578	10,610
Marketable securities, long-term	155,360	98,567	128,843
Restricted investments	5,076	5,067	5,094
Deferred taxes, long-term	74,507	75,295	61,473
Purchased intangible assets, net	20,844	21,765	12,852
Other assets	8,418	1,269	1,729

Total assets	$608,473	$376,724	$349,486

Total cash, cash equivalents and marketable securities	$460,183	$236,360	$239,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$21,671	$17,444	$11,685
Deferred revenue	13,447	19,271	24,510

Total current liabilities	35,118	36,715	36,195
Notes payable	300,000	—	—
Deferred revenue, less current portion	5,314	4,552	16,113

Total liabilities	340,432	41,267	52,308

Stockholders’ equity:
Common Stock	99	103	102
Additional paid-in capital	325,344	341,080	326,708
Deferred stock-based compensation	(1,548)	—	—
Accumulated other comprehensive gain (loss)	(1,617)	(878)	470
Accumulated deficit	(54,237)	(4,848)	(30,102)

Total stockholders’ equity	268,041	335,457	297,178

Total liabilities and stockholders’ equity	$608,473	$376,724	$349,486